Exhibit 23
ARMANDO C. IBARRA
Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD

February 15, 2007

To Whom It May Concern:
The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of our report dated March 20, 2006 on audited financial statements of Frezer, Inc. for the year ended December 31, 2005 in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission including, without limitation, the Annual Report of Frezer, Inc. on Form 10-KSB for the year ended December 31, 2006.

Very Truly yours,
/s/ Armando C Ibarra
Armando C. Ibarra, C.P.A.